News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121

Community Bank System, Inc.
Announces Results of Allocation and Proration of
Merchants Bancshares, Inc. Merger Consideration

SYRACUSE, N.Y. — May 18, 2017 — Community Bank System, Inc. ("Community Bank System") (NYSE: CBU) announced today that American Stock Transfer & Trust Company, LLC, the Exchange Agent for the merger with Merchants Bancshares, Inc. ("Merchants"), has completed the process of determining the allocation and proration of the merger consideration in accordance with the Agreement and Plan of Merger, dated as of October 22, 2016, with respect to the merger ("Merger Agreement").

Under the terms of the Merger Agreement, Merchants stockholders were entitled to elect the form of merger consideration to be received in the transaction.  Each stockholder who submitted a completed Letter of Election and Transmittal prior to the election deadline of May 9, 2017 had the ability to elect to receive, for each share of Merchants common stock, (a) $40.00 in cash (the "Cash Consideration"), (b) 0.9630 shares of Community Bank System common stock, par value $1.00 per share, and cash in lieu of fractional shares, if any (the "Stock Consideration"), or (c) a combination of $12.00 in cash and 0.6741 shares of Community Bank System common stock, and cash in lieu of fractional shares, if any (the "Mixed Election Consideration," and together with the Cash Consideration and the Stock Consideration, the "Merger Consideration").  However, all elections were subject to certain allocation procedures to ensure that the aggregate amount of cash paid and shares of Community Bank System common stock issued in the merger as a whole are equal to the total amount of cash and number of Community Bank System shares that would have been paid and issued if all Merchants stockholders received the Mixed Election Consideration (equating to an overall proration to approximately 70% stock and 30% cash).

Most of the Merchants stockholders who submitted election forms by the election deadline made the "all-stock" election to receive their merger consideration solely in the form of shares of Community Bank System common stock.  As a result of the elections of Merchants stockholders, and in accordance with the allocation and proration mechanisms of the Merger Agreement, the Merger Consideration has been allocated as follows:


Those stockholders who elected to receive the Stock Consideration in the merger will receive, for each share of Merchants common stock with respect to which such election was made, a combination of  0.6811 shares of Community Bank System common stock and $11.71 in cash;

	Those stockholders who elected to receive the Cash Consideration in the merger will receive $40.00 in cash for each share of Merchants common stock with respect to which such election was made;


Those stockholders who elected to receive the Mixed Election Consideration in the merger will receive a combination of 0.6741 shares of Community Bank System common stock and $12.00 in cash for each share of Merchants common stock with respect to which such election was made; and


Those stockholders that did not select an election preference or submit a properly completed election form within the required timeframe will receive the Mixed Election Consideration of 0.6741 shares of Community Bank System common stock and $12.00 in cash for each share of Merchants common stock they own.

No fractional shares of Community Bank System common stock are being issued in the merger and any fractional share of Community Bank System common stock will be paid in cash at the rate of $55.91 per share.

Stockholders of Merchants who did not participate in the election process will receive a letter of transmittal during the week of May 22, 2017 from the Exchange Agent with instructions on how to deliver their Merchants stock in exchange for their payment of the Merger Consideration.  For those stockholders who participated in the election process, their consideration will be distributed by the Exchange Agent promptly.  Any questions should be directed to the Exchange Agent at:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn:  Reorganizations Department
6201 15th Avenue
Brooklyn, NY 11219
Phone:  (718) 921-8317
Toll Free: (877) 248-6417

About Community Bank System, Inc.

Community Bank System, Inc. operates more than 230 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A.  With assets of approximately $11.0 billion, the DeWitt, N.Y. headquartered company is among the country's 150 largest financial institutions.  In addition to a full range of retail, municipal, and business banking services, the Company offers comprehensive financial planning, insurance and wealth management services.  The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration and trust services, and actuarial and other consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.
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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  These statements are based on the current beliefs and expectations of CBU's management and CBU does not assume any duty to update forward-looking statements.